UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Solo Brands, Inc.

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SOLO BRANDS, INC.

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2022

May 12, 2022

This proxy statement supplement (the “Proxy Supplement”) amends and supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Solo Brands, Inc. (the “Company”) filed with the Securities and Exchange Commission (“SEC”) on April 13, 2022 in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for its Annual Meeting of Stockholders that will be held virtually on Thursday, May 26, 2022 at 8:00 a.m. Central Time (the “Annual Meeting”).

The primary purpose of this Proxy Supplement is to provide subsequent information relating to the appointment of a new Chief Financial Officer of the Company and the election of two new members to the Board, each respectively effective on May 16, 2022.

This Proxy Supplement does not change any proposal set forth in the Proxy Statement, and does not change the Board’s recommendations, or the Company’s view, on any of the proposals contained in the Proxy Statement. The Board continues to recommend a vote “FOR” each of the proposals in the Proxy Statement. Except as updated by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged. This Proxy Supplement should therefore be read in conjunction with the Proxy Statement.

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Change in Chief Financial Officer

As previously reported, on February 7, 2022, the Company announced that it and Sam Simmons, the Company’s Chief Financial Officer, mutually agreed that the Company would undertake a search for Mr. Simmons’ successor. On May 12, 2022, the Company announced that Mr. Simmons will step down as Chief Financial Officer, effective May 16, 2022 (the “Effective Date”), and that the Board of the Company appointed Somer Webb as the Company’s Chief Financial Officer, effective on the Effective Date. Mr. Simmons will remain with the Company as an employee to ensure a smooth transition.

Ms. Webb, age 43, previously served as Chief Financial Officer at Kent Outdoors, a sporting goods manufacturer, from February 2022 until April 2022. Prior to her time at Kent Outdoors, Ms. Webb served as Chief Financial Officer at Worldwide Express, a full-time, non-asset-based logistics provider (“Worldwide”), from February 2019 to January 2022, and as Senior Vice President of Finance at Worldwide, from May 2016 until January 2019. Prior to her time at Worldwide, Ms. Webb held leadership roles at multiple Fortune 500 companies including Southwest Airlines, DaVita, Amazon and Yum Brands. She began her finance career at PepsiCo in 2004. Ms. Webb holds a B.B.A. in Management Information Systems from Baylor University and an M.B.A. from University of Texas at Arlington.

There are no arrangements or understandings between Ms. Webb and any other person pursuant to which she was appointed as Chief Financial Officer. Ms. Webb does not have any family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer, and there are no transactions in which Ms. Webb has an interest requiring disclosure under Item 404(a) of Regulation S-K currently contemplated or since the beginning of the last fiscal year.

Chief Financial Officer Employment Agreement and Equity Awards

In connection with Ms. Webb’s appointment to Chief Financial Officer, the Company entered into an employment agreement, effective May 9, 2022 (the “Employment Agreement”), with Ms. Webb. The Employment Agreement provides that Ms. Webb will serve as Chief Financial Officer of the Company commencing on May 16, 2022 and will report directly to our Chief Executive Officer.

Under the Employment Agreement, Ms. Webb will receive an annual base salary of $500,000, which will be subject to annual review and may be adjusted from time to time by our Board. Ms. Webb is also eligible to participate in our annual performance bonus program as may be in effect from time to time and may be eligible to receive a cash performance-based bonus with a target opportunity equal to 40% of her annual base salary, with the potential to earn an amount up to an additional 40% of her annual base salary if the Company achieves certain performance accelerators, in each case prorated for partial years of service.

The Employment Agreement further provides that Ms. Webb will receive equity awards with an aggregate grant date fair value of $2,000,000, comprised of 50% restricted stock units (the “RSU Grant”) and 50% stock options (the “Option Grant”). The RSU Grant and the Option Grant will be granted under our 2021 Incentive Award Plan and will vest over four years, with 25% of each award vesting on the first anniversary of the grant date, followed by quarterly vesting thereafter, subject to Ms. Webb’s continued employment through each applicable vesting date. Ms. Webb is also eligible to participate in the broad-based health and welfare benefit plans maintained by the Company.

The Employment Agreement provides certain severance benefits upon Ms. Webb’s termination by the Company without “Cause” or by Ms. Webb for “Good Reason.” Upon such a termination, the Company will be obligated, subject to Ms. Webb’s timely execution of a release of claims, (a) to continue to pay Ms. Webb’s then-current base salary for twelve (12) months (the “severance period”), paid monthly in accordance with the Company’s payroll practices in effect on the date of termination (provided that such severance benefits shall cease if Ms. Webb begins any subsequent employment or consulting relationship during the severance period), and (b) subject to Ms. Webb’s timely election of continuation coverage, to reimburse Ms. Webb for monthly premiums with respect to any such continuation coverage for Ms. Webb and her eligible dependents until the earliest to occur of the end of the severance period, the date on which Ms. Webb is no longer eligible for such continuation coverage or the date on which Ms. Webb becomes eligible to participate in another plan that offers group health benefits.

The severance benefits will not be issued and, if already issued, will be subject to repayment, if (x) the Company discovers grounds for Cause existed prior to Ms. Webb’s termination of employment or (y) Ms. Webb breaches any of the restrictive covenants contained in the Employment Agreement.

Pursuant to the Employment Agreement, Ms. Webb will be subject to restrictive covenants and confidentiality obligations, including non-competition and non-solicitation restrictions that apply during the term of her employment and for two (2) years thereafter and perpetual non-disclosure and non-disparagement restrictions.

In addition, the Company entered into its standard indemnification agreement for directors and officers with Ms. Webb.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on May 12, 2022 and incorporated herein by reference.

Appointment of New Directors

On May 11, 2022, the Board increased the size of the Board from six (6) to eight (8) directors and appointed each of Michael C. Dennison and David Powers to serve as members of the Board, in each case, effective May 16, 2022. Mr. Dennison will serve as a Class II director with a term expiring at the 2023 annual meeting of stockholders and until his successor is elected and qualified or his earlier death, resignation or removal. Mr. Powers will serve as a Class III director with a term expiring at the 2024 annual meeting of stockholders and until his successor is elected and qualified or his earlier death, resignation or removal. The Board also appointed Messrs. Dennison and Powers to serve as members of the Board’s audit committee, in each case, effective May 16, 2022.

In connection with his appointment to the Board, the Board determined that each of Mr. Dennison and Mr. Powers is independent under the independence standards of the New York Stock Exchange (the “NYSE”), and is independent under the rules of the NYSE and the SEC for purposes of service on the audit committee. There are no arrangements or understandings between Mr. Dennison or Mr. Powers and any other person pursuant to which they were selected as a director, and there are no relationships or transactions in which Mr. Dennison or Mr. Powers has an interest requiring disclosure under Item 404(a) of Regulation S-K currently contemplated or since the beginning of the last fiscal year. As non-employee directors of the Company, Messrs. Dennison and Powers will participate in the compensation program for non-employee directors as described under the heading “Director Compensation” in the Company’s definitive proxy statement on Schedule 14A, filed with the SEC on April 13, 2022. In addition, the Company entered into its standard indemnification agreements for directors and officers with Messrs. Dennison and Powers.

Mr. Dennison, age 54, has served as Chief Executive Officer of Fox Factory Holding Corp. (“Fox”) since June 2019 and as a director of Fox since February 2018. Mr. Dennison initially joined Fox in August 2018 as President, Powered Vehicles Group. Prior to joining Fox, Mr. Dennison was most recently President and Chief Marketing Officer for Flex Ltd. (“Flex”) from February 2012 to August 2018. While at Flex, Mr. Dennison served in a number of other leadership roles, from leading the procurement and global supply chain organizations for the company, to serving as Senior Vice President of Business Management for both the High-Velocity Solutions group and the Mobile and Consumer Segment. Prior to joining Flex, he was the Regional Director at Arrow Electronics, based in New York. Mr. Dennison earned a Bachelor of Arts degree in liberal arts from Oregon State University in 1989.

Mr. Powers, age 56, has served as President and Chief Executive Officer of Deckers Outdoor Corporation, a global footwear and apparel company (“Deckers”), since 2016. Mr. Powers joined Deckers in 2012 and served in various roles with Deckers until being named President and Chief Executive Officer in 2016. Prior to joining Deckers, he held executive leadership roles at Converse, including four years as Vice President of Global Direct-to-Consumer where he successfully guided the expansion of the brand globally, and Timberland, where he led worldwide retail merchandising, marketing, visual and store design, as well as the creation of a sustainable line of footwear and apparel. Mr. Powers earned a B.S. in Marketing from Northeastern University.

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Stockholders of the Company should note that you are not being asked to vote on or ratify the election of Mr. Dennison or Mr. Powers at the Annual Meeting. Mr. Dennison, as a Class II director, and Mr. Powers, as a Class III director, are not nominees for election at the Annual Meeting. Accordingly, there is no change to Proposal 1, Election of Directors, included in the Proxy Statement.

Please note that any proxy card that you requested or that we elected to deliver has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.